EXHIBIT 99.1

Johnson Outdoors 2011 Second Quarter Earnings Grow 37 Percent

RACINE, Wisc., May 6, 2011 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced increased revenues and earnings during the second fiscal quarter ended April 1, 2011. Successful new product introductions and higher operating margins contributed to record second quarter sales and earnings for the Company.

"The growing trend toward an active outdoor lifestyle and improving economic conditions are boosting continued recovery for the outdoor recreational products industry. While the level and pace of recovery varies by category, overall our unparalleled portfolio of consumer-preferred brands gained share to outperform their markets and competition," said Helen Johnson-Leipold, Chairman and Chief Executive Officer. "Transformational efforts over the past two years have resulted in a more focused, more flexible and disciplined business model and a leaner, sustainable cost-structure enabling us to significantly enhance our profitability profile. At this time, we remain on track to deliver financial targets of five percent compound annual growth in sales, and six percent operating margin by the end of Fiscal 2012."

SECOND QUARTER RESULTS

Second fiscal quarter sales reflect initial shipments to customers in advance of the primary retail selling period for the industry's seasonal warm-weather outdoor recreation products. Total net sales grew 14.1 percent to $128.9 million compared to net sales of $112.9 million in the prior year quarter. Strong new product response, anticipated pent-up demand in the marine accessories marketplace and a favorable retail season outlook drove the quarterly revenue growth. Currency translation had no appreciable impact on sales during the quarter.  Primary factors contributing to the quarter results were:

  Marine Electronics revenue surged 27.1 percent ahead of last year due to exceptional new product acceptance in Minn Kota®, Humminbird® and Cannon® brands in all markets and all channels.
  Watercraft sales climbed 11.8 percent as a result of growth in national and regional sporting goods channels.
  Diving revenue grew 2.7 percent as solid growth in the U.S. was offset in part by sluggish markets in Japan, Australia and the Middle East. Currency translation had a positive impact on Diving revenues of 1.7 percent.
  Outdoor Equipment sales declined 25.2 percent due to delays in Military orders resulting from continued budget gridlock in Washington.

Total Company operating profit increased 41.8 percent to $11.4 million compared to operating profit of $8.1 million in the prior year quarter. Primary factors behind the favorable comparison were:

  Higher revenues due to strong new product response and continued recovery of the outdoor recreational markets.
  An increase in gross profit margin to 41.1 percent from 40.2 percent in the prior year due to favorable product mix in Marine Electronics and improved operating efficiency year-over-year.
  Lower operating expense as a percentage of sales as sales growth more than offset increased R&D costs and discretionary compensation accruals.

The Company reported a 37.2 percent increase in net earnings to $8.5 million, or $0.87 per diluted share, during the second fiscal quarter, compared to net earnings of $6.2 million, or $0.64 per diluted share, in the same quarter last year. Interest expense declined 30.1 percent year-over-year.

YEAR-TO-DATE RESULTS

Net sales in the first six months of fiscal 2011 increased 13.2 percent to $207.6 million versus $183.4 million in the same six-month period last year. Total Company operating profit increased 124.4 percent to $10.1 million during the first six months of fiscal 2011 compared to an operating profit of $4.5 million during the prior year-to-date period. Net income for the first six months of the year improved more than 270 percent to $7.2 million, or $0.75 per diluted share, compared to net earnings of $1.9 million, or $0.20 per diluted share, in the first six months of the prior year. Interest expense declined 28.9 percent compared with the same period last year.

Primary drivers behind the year-to-date sales, profit and earning comparisons were consistent with those during the second quarter.

OTHER FINANCIAL INFORMATION

At April 1, 2011, debt, net of cash, was $43.9 million compared to $53.4 million at the end of the prior year quarter. Depreciation and amortization was $4.9 million year-to-date, compared to $5.0 million during the prior year-to-date period. Capital spending totaled $3.8 million during the current fiscal quarter compared with $4.0 million in the 2010 second fiscal quarter.

"Commodity, sourcing and freight costs are all on the rise and we are working with vendors and customers to minimize impact across the supply chain," said David W. Johnson, Vice President and Chief Financial Officer. "Looking ahead, as our markets continue to improve, we will be diligent and disciplined to ensure we strike the right balance of controlling costs and investing in growth."

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, May 6, 2011. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; Geonav®marine electronics; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in discretionary consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with third parties, including companies that compete with the Company; the Company's success in managing working capital and its on-going cost-structure reduction efforts; the Company's success in meeting financial covenants and potential risk associated with the cost of obtaining any waiver or amendment that lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the Company's success in implementing targeted sales growth initiatives; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - FINANCIAL TABLES FOLLOW - - - -

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	April 1 2011	April 2 2010	April 1 2011	April 2 2010
Net sales	$ 128,864	$ 112,897	$ 207,564	$ 183,357
Cost of sales	75,931	67,511	123,951	111,615
Gross profit	52,933	45,386	83,613	71,742
Operating expenses	41,509	37,332	73,524	67,243
Operating profit	11,424	8,054	10,089	4,499
Interest expense, net	993	1,444	1,817	2,601
Other expense (income), net	343	209	337	(471)
Income before income taxes	10,088	6,401	7,935	2,369
Income tax expense	1,602	218	686	422
Net income	$ 8,486	$ 6,183	$ 7,249	$ 1,947
Diluted average common shares outstanding	9,289	9,262	9,293	9,244
Net income per common share - Basic and Diluted	$ 0.87	$ 0.64	$ 0.75	$ 0.20
Segment Results
Net sales:
Marine electronics	$ 78,899	$ 62,096	$ 121,844	$ 95,191
Outdoor equipment	10,281	13,738	20,737	22,500
Watercraft	18,115	16,200	24,250	26,469
Diving	21,759	21,194	41,111	39,689
Other/eliminations	(190)	(331)	(378)	(492)
Total	$ 128,864	$ 112,897	$ 207,564	$ 183,357
Operating profit (loss):
Marine electronics	$ 12,822	$ 8,084	$ 13,200	$ 7,591
Outdoor equipment	652	1,935	2,153	2,665
Watercraft	669	134	(1,074)	(1,011)
Diving	(6)	300	1,145	216
Other/eliminations	(2,713)	(2,399)	(5,335)	(4,962)
Total	$ 11,424	$ 8,054	$ 10,089	$ 4,499
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 28,580	$ 20,623
Accounts receivable, net			112,902	104,747
Inventories, net			84,754	69,055
Total current assets			232,378	201,948
Total assets			299,412	269,494
Short-term debt			57,831	58,017
Total current liabilities			127,325	117,490
Long-term debt			14,609	15,961
Shareholders' equity			139,002	116,254
CONTACT: At Johnson Outdoors Inc.
         David Johnson
         VP & Chief Financial Officer
         262-631-6600

         Cynthia Georgeson
         VP - Worldwide Communication
         262-631-6600